Exhibit 99

Company Contacts

Richard Thompson	Pamela Rembaum
Chief Financial Officer	Director, Investor Relations
(561) 451-1000	(561) 451-1028
Rich.Thompson@Artesyn.com	Pamela.Rembaum@Artesyn.com

Judy Wilkinson / Sharon Goldstein

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

ARTESYN TECHNOLOGIES BOARD OF DIRECTORS

REJECTS BEL FUSE’S UNSOLICITED AND INADEQUATE PROPOSAL

Boca Raton, Fla., September 21, 2004 – Artesyn Technologies, Inc. (Nasdaq: ATSN) announced today that its Board of Directors has determined to reject Bel Fuse Inc.’s (Nasdaq: BELFA & Nasdaq: BELFB) unsolicited proposal set forth in its letter dated August 31, 2004 to acquire each share of Artesyn common stock for 0.265 of a share of Bel Fuse Class B non-voting common stock in a stock for stock merger.

After careful consideration of Bel Fuse’s proposal, including consultation with independent financial and legal advisors, Artesyn’s Board of Directors has determined that Bel Fuse’s proposal is not in the best interests of Artesyn, its shareholders and other constituencies, and that the financial terms suggested by the proposal are inadequate.

Lehman Brothers Inc. is serving as financial advisor to Artesyn, and Kirkpatrick & Lockhart LLP and Skadden, Arps, Slate, Meagher & Flom LLP are serving as legal counsel.

About Artesyn Technologies, Inc.

Artesyn Technologies, Inc., headquartered in Boca Raton, FL, is a world leader in the design, manufacture and sale of power conversion and single-board computing solutions for infrastructure applications in telecommunications and data-communications systems. The products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. It has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit Artesyn’s web site at www.artesyn.com.